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                                    AGREEMENT

THIS AGREEMENT made as of the 5th day of June, 1997.

BETWEEN:

     BRIDGEWATER DEVELOPMENT CORPORATION (Incorporation No. 515729) of 1488 - 777 Hornby Street, Vancouver, British Columbia, V6Z 1S4

     ("Bridgewater")

AND:

     LOEWEN CAPITAL CORPORATION (Incorporation No. 299650) of 2100 - 1075 West Georgia Street, Vancouver, British Columbia, V6E 3G2

     ("Loewen")

AND:

     ROYAL BANK OF CANADA a Canadian chartered Bank having a branch office and postal address at Fraser Valley Regional Business Banking Centre, 19888 Willowbrook Road, Langley, British Columbia, V2Y 1K9

     ("Bank")

WHEREAS:

A. Bridgewater has, inter alia, entered into an agreement made as of November 1996 among Grovecrest Holdings Ltd. ("Grovecrest"), Baldev Bath, Resham Bath, S K N Enterprises Ltd. ("SKN"), Dave Singh Sabharwal ("Sabharwal") and Jarnail Singh Saran ("Saran") (the "Purchase Agreement") pursuant to which Bridgewater will apply for the subdivision ("Subdivision") of Lots 10 and 11, Block 2 Section 18, Township 2 New Westminster District Plan 7147 (collectively the "Real Property");

B. Upon completion of the Subdivision and upon payment of all moneys and performances of all of its obligations under the Purchase Agreement, it is intended that Bridgewater will be the registered owner in fee simple of the south half of the Real Property, as shown on Schedule "A" attached hereto ("South Half");

C. Bridgewater has, for the purpose, inter alia, of the financing or refinancing of the costs of acquisition, subdivision and/or development of the Real Property, established the following credit facilities with the
     Bank:

     i) temporary credit facilities in the amount of $1,400,000 ("Segment #1 Credit Facility"); and

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     ii)  credit facilities in the amount of $2,360,000 ("Segment #2 Credit
          Facility"),

     (collectively the "Credit Facilities") not to exceed in the aggregate at any time the principal amount of $2,360,000, as more particularly set forth in the offer to finance letter dated February 26, 1997 from the bank to Bridgewater, as amended by letter dated April 10, 1997 (such letters together with any and all further amendments, extensions, renewals, or replacements thereof and thereto in effect from time to time, being herein collectively called the "Offer Letter");

D. Prior to the subdivision and rezoning of the Real Property, Bridgewater has requested the Bank to issue in favour of the City of Surrey a letter of credit in the amount of $1,400,000 ("Letter of Credit") or issue letters of credit and make advances not exceeding in aggregate the principal sum of $1,400,000 as contemplated in the Segment #1 Credit Facility;

E. As part of the security for the Credit Facilities, Bridgewater has agreed, inter alia, to grant to the Bank a demand collateral first mortgage against the South Half, in the principal amount of $2,360,000 with interest payable monthly thereunder at the Prime Interest Rate of the Bank from time to time plus one and one-half per centum ("Bank Mortgage");

F. As part of the security for the Credit Facilities, Loewen has granted to the Bank a guarantee ("LCC Guarantee") in the principal amount of $1,400,000 of the debts and liabilities of Bridgewater to the Bank;

G. As part of the security for the LCC Guarantee, Loewen Financial Inc. ("LFI") has agreed to hypothecate and maintain pledged to the Bank ("Share Pledge") shares in the capital of The Loewen Group Inc. ("LGI");

NOW THEREFORE WITNESSETH that in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto hereby covenant and agree as follows:

1. In the event that the Subdivision has not been completed or that the registration of the Bank Mortgage as a first financial charge against title to the South Half has not been completed within six weeks (the "Six Week Period") of the issuance of the Letter of Credit, Loewen will immediately upon demand by the Bank pay to the Bank the full amount of the debts and liabilities of Bridgewater to the Bank then outstanding, up to the maximum principal amount of $1,400,000, plus interest and other costs and expenses as provided in the LCC Guarantee, provided that if there is no breach or default under the terms of the Offer Letter, the Bank will not make such demand so long as the Bank Mortgage and all other documents necessary to cause the Bank Mortgage to be registered as a first financial charge against title to the South Half are in process of registration within the New Westminster Land Title Office ("LTO") such that the Bank Mortgage will, in the normal course of LTO practice, be registered as a first ranking financial charge against title to the South Half. If such process of registration is delayed for reasons other than the normal course of LTO practice or halted by the LTO or delayed or halted by or as a result of the actions of any other party:

               (a) at any time after the expiry of the Six Week Period, the Bank may at any time thereafter make such demand upon Loewen; or

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               (b)  at any time on or before the expiry of the Six Week Period and such delay or halt continues to exist on the expiry of the Six Week Period, the Bank may at any time thereafter make such demand upon Loewen.

2. The debts and liabilities of Bridgewater referred to in paragraph 1. hereof include, without limitation, the amount for which the Bank could be liable under any other letters of credit or letters of guarantee issued by the Bank at the request of Bridgewater in addition to the Letter of Credit.

3. Upon receipt from Loewen of payment of the full amount demanded pursuant to paragraph 1. hereof, the Bank will assign to Loewen, absolutely, but without representations or recourse, all of the security held by the Bank as described in the Offer Letter for the Credit Facilities.

4. The value on any business day of the shares hypothecated to the Bank pursuant to the Share Pledge will be calculated by multiplying the number of such shares so hypothecated by the closing price of a single share of LGI, as recorded at the close of trading on the Toronto Stock Exchange that particular business day and shown in the stock tables of THE GLOBE AND MAIL newspaper. If for three business days, the aggregate value of the shares comprising the Share Pledge remains below $1,400,000, Loewen will on each such occasion forthwith after demand by the Bank, cause LFI to hypothecate and deliver to the Bank sufficient additional shares of LGI so that the aggregate value of the shares comprising the Share Pledge shall be restored to and thereafter maintained at not less than $1,400,000.

5. The failure of LFI to pledge and hypothecate additional shares in the capital of LGI as described in paragraph 4. above will constitute an event of default under the Credit Facilities and will entitle the Bank to enforce any and all security it has been granted in relation to the Credit Facilities.

6. Loewen acknowledges and confirms to the Bank that Loewen is aware that the Bank has entered into the Segment #1 Credit Facility in reliance primarily upon the LCC Guarantee and Loewen agrees that the Bank may rely upon the LCC Guarantee and enforce the same against Loewen immediately following any breach or default with respect to the Credit Facilities or any security therefor or any breach or default under the Offer Letter or this Agreement, notwithstanding the delivery or lack of delivery, the validity or invalidity or the enforceability or unenforceability of any other security referred to in the Offer Letter. In particular, but without limiting the generality of any of the foregoing, Loewen acknowledges, agrees and confirms that the Bank may exercise its rights and remedies against Loewen hereunder and under the LCC Guarantee and pursuant to the Share Pledge upon ten business days notice of such breach or default (unless the value of the shares comprising the Share Pledge drops as described in paragraph 7 below) and that the Bank has not given any covenant, express or implied, and is under no obligation to allow Loewen any greater period of time to remedy any such breach or default prior to the Bank exercising its rights and remedies against Loewen to the same extent and with the same effect as if Loewen were the debtor and primary obligant under the Credit Facilities.

7. In the event the aggregate value of the shares comprising the Share Pledge drops below $1,400,000 during the notice period described in paragraph 6 above, such notice period will

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     terminate and the Bank will be entitled to immediately exercise its rights and remedies against Loewen hereunder and under the LCC Guarantee and pursuant to the Share Pledge.

8. Any demand, request, notice or consent to be given under this Agreement shall be in writing unless the parties hereto determine otherwise and shall be given by delivering or faxing the same (and if faxed, followed by delivery of written notice) addressed as follows:

If to Bridgewater:

     Bridgewater Development Corporation
     1488 777 Hornby Street
     Vancouver, British Columbia
     V6Z 1S4

If to Loewen:

     Loewen Capital Corporation
     4126 Norland Avenue,
     Burnaby, British Columbia
     V5G 3S8
     Attention:  Anna K. Swinton

with a copy to:

     Russell & Dumoulin
     2100 - 1075 West Georgia Street
     Vancouver, British Columbia
     V6E 3G2
     Attention:  Art Bensler

If to the Bank:

     Royal Bank of Canada
     Fraser Valley Regional Business Banking Centre
     19888 Willowbrook Drive
     Langley, British Columbia
     V2Y 1K9

     The parties hereto may by notice given in the manner provided herein change their address for notice under this Agreement.

     Any such demand, request, notice or consent sent as aforesaid shall be deemed to have been received by the party to whom it is addressed upon delivery, if delivered, and when transmitted, if sent by fax on a business day, at the close of business on that business day, or otherwise on the next following business day.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed

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     by its duly authorized representative as of the day and year first above written.

THE CORPORATE SEAL of               )
BRIDGEWATER DEVELOPMENT             )
CORPORATION was hereunto affixed in )
the presence of:                    )
                                    )
----------------------------------- )             C/S
                                    )

THE CORPORATE SEAL of LOEWEN        )
CAPITAL CORPORATION was             )
hereunto affixed in the presence of:)
                                    )
----------------------------------- )             C/S
                                    )


ROYAL BANK OF CANADA by its authorized
signatories:

Per:

-------------------------------------
Name:
Title: